UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
May 23, 2011
American Superconductor Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-19672	04-2959321

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 Jackson Road
Devens, Massachusetts	01434

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (978) 842-3000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On May 23, 2011, in connection with his retirement, Gregory J. Yurek resigned from his position as Chief Executive Officer of American Superconductor Corporation (the “Company”), effective on June 1, 2011.
In connection with his retirement and resignation, the Company entered into a retirement and services agreement with Mr. Yurek pursuant to which Mr. Yurek will serve as a senior advisor to the Company for up to 24 months. The agreement includes a general release of claims and customary non-compete and non-solicit covenants for the three-year period ending May 31, 2014. Pursuant to this agreement, Mr. Yurek is entitled to receive the following payments and benefits: (i) a total of $2.0 million in cash, of which $83,333. is payable on the final day of each month from June 2011 to August 2012, $50,000 is payable on the final day of September 2012, and $50,000 is payable on the final day of each month from April 2013 to May 2014; and (ii) continued group medical, dental and vision insurance coverage through May 31, 2014. In accordance with the terms of Mr. Yurek’s outstanding stock option and restricted stock agreements, the outstanding restricted stock that is unvested as of June 1, 2011 will be forfeited and the outstanding stock options will continue to vest for so long as he continues to serve as an advisor to the Company. Thereafter, any remaining unvested portions of Mr. Yurek’s stock options will be cancelled for no consideration.
Mr. Yurek has agreed to remain as Chairman of the Board until the upcoming annual meeting of stockholders or August 15, 2011, whichever occurs first; however, he will not stand for reelection to the Board at the annual meeting.
The retirement and services agreement replaces and supersedes that certain Amended and Restated Executive Severance Agreement, dated as of December 23, 2008, between the Company and Mr. Yurek.
This description is qualified in its entirety by reference to the full text of the retirement and services agreement, a copy of which is filed as Exhibit 10.1 to this report.
(c)(d) On May 23, 2011, the Board of Directors of the Company appointed Daniel P. McGahn, 39, as the Company’s Chief Executive Officer, and elected Mr. McGahn as a director of the Company, each to be effective on June 1, 2011. Mr. McGahn has been serving as the Company’s President and Chief Operating Officer since December 2009. Mr. McGahn will remain as the President of the Company. Mr. McGahn served as senior vice president and general manager of our AMSC Superconductors business unit, from May 2008 until December 2009. He served in this role as vice president from January 2008 to May 2008. Previously, Mr. McGahn was vice president of strategic planning and development from December 2006 to January 2008. From 2003 to 2006, Mr. McGahn served as executive vice president and chief marketing officer of Konarka Technologies, which develops and commercializes Konarka Power Plastic®, a material that converts light to electricity. Prior to 2003, Mr. McGahn served as general manager and chief operating officer of Hyperion Catalysis, a developer of carbon nanotubes. He also held managerial positions at IGEN International and Princeton Consultants. The company believes Mr. McGahn's qualifications to sit on the Board of Directors of the Company include his extensive experience with the company, including as President and Chief Operating Officer since December 2009, and his experience in the power electronics industry.
In connection with his appointment as Chief Executive Officer, the Board of Directors approved the following adjustments to the Company’s existing compensation and severance arrangements with Mr. McGahn, effective upon his appointment(except as noted below):
•	an increase in annual base salary from $330,000 to $480,000;

•	a cash promotion bonus of $100,000;

•	a target bonus opportunity of 100% of annual base salary;

•	an award on May 23, 2011 of options to purchase 90,000 shares of common stock under the Company’s 2007 Stock Incentive Plan, which vest in three equal annual installments;

•	the issuance on May 23, 2011 of 60,000 shares of restricted common stock under the Company’s 2007 Stock Incentive Plan, which vest in three equal annual installments; and

•	an Amended and Restated Executive Severance Agreement, dated as of May 23, 2011, between the Company and Mr. McGahn (the “McGahn Agreement”), which amends his existing executive severance agreement by (i) increasing the severance payment period from 18 months to 24 months, except that the benefits payable will be limited to medical, dental and vision insurance benefits, and (ii) providing customary non-compete and non-solicit covenants for the 24-month severance period.
The description of the McGahn Agreement is qualified in its entirely by reference to the full text of the agreement, a copy of which is filed as Exhibit 10.2 to this report.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits:

Exhibit
No.	Description
10.1	Retirement and Services Agreement, dated as of May 23, 2011, between the Company and Gregory J. Yurek.

10.2	Amended and Restated Executive Severance Agreement, dated as of May 24, 2011, between the Company and Daniel P. McGahn.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION
Date: May 24, 2011	By:	/s/ David A. Henry
David A. Henry
Senior Vice President and Chief Financial Officer

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